Exhibit 5

                             McDermott, Will & Emery
                       227 West Monroe Street, Suite 3100
                          Chicago, Illinois 60606-5096
                                  312-372-2000

                                                                  April 27, 2000

Board of Directors
MFN Financial Corporation
100 Field Drive, Suite 340
Lake Forest, Illinois 60045

         Re: Registration Statement on Form S-8; 950,000 shares of Common Stock to be issued pursuant to the MFN Financial Corporation Amended and Restated 1989 Stock Option and Incentive Stock Plan and 1,000,000 shares of Common Stock to be issued pursuant to the Executive Option Plan
               ---------------------

Gentlemen:

         You have requested our opinion in connection with the above-referenced Registration Statement on Form S-8 (the "Registration Statement") of MFN Financial Corporation (the "Company"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register an aggregate of 1,950,000 shares of the common stock of the Company, $.01 par value (the "Common Stock"),which may be issued pursuant to (i) the MFN Financial Corporation Amended and Restated 1989 Stock Option and Incentive Stock Plan and
(ii) the Executive Option Plan (together, the "Plans" ).

         We have examined or considered:

                  1. A copy of the Company's Amended and Restated Certificate of Incorporation.

                  2.       The By-Laws of the Company.

                  3. Copies of resolutions duly adopted by the Board of Directors and evidence of approval of the United States Bankruptcy Court for the Northern District of Illinois relating to the Plans.

         In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

         Based on the foregoing, we are of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Common Stock under the Plans have been duly taken and upon acquisition pursuant to the terms of the Plan, the Common Stock will be validly issued, fully paid and nonassessable. Members of our firm are admitted to the practice of law in the State of Illinois and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois, the general corporate law of the State of Delaware and the laws of the United Stated of America. This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                           /s/ McDERMOTT, WILL & EMERY